Exhibit 99.1

For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy Prices Common Unit Offering

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Raises Over $283 Million in New Capital This Year

Kansas City, MO (March 24, 2009) – Inergy, L.P. (Nasdaq:NRGY) announced today that it has priced, in an underwritten public offering, 4,000,000 common units representing limited partner interests at $22.30 per unit. With this common unit offering, and the previously completed senior unsecured notes offering, Inergy will have raised over $283 million in new equity and debt capital since the beginning of 2009.

On February 2, 2009, Inergy completed a $225 million senior unsecured notes offering with a coupon of 8 3/4% due 2015 raising net proceeds of approximately $197.7 million.

Excluding the underwriters’ option to purchase additional units, net proceeds from the common unit offering, after deducting underwriting discounts and commissions and estimated expenses associated with the offering, are expected to be $85.6 million. Wachovia Securities, Barclays Capital, Citi, and UBS Investment Bank served as joint book-running managers and Credit Suisse and Raymond James served as co-managers for offering. The underwriters have been granted a 30-day option to purchase up to 600,000 additional units to cover over-allotments, if any. The offering is expected to close on March 27, 2009.

A copy of the prospectus and related prospectus supplement associated with this offering may be obtained from the underwriters as follows: Wachovia Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, New York, 10152, by email at equity.syndicate@wachovia.com, or by calling Wachovia toll free at 1-800-326-5897; Barclays Capital, c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, 11717, by email at Barclaysprospectus@broadridge.com, or by calling Barclays Capital toll free at 1-888-603-5847; Citi, Brooklyn Army Terminal, Attention: Prospectus Delivery Dept., 140 58th Street, Brooklyn, NY 11220, or by calling Citi toll free at 1-800-831-9146, UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, New York, 10171, or by calling UBS toll free at 1-888-827-7275.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling any of the underwriters toll-free at the phone numbers listed above.

Inergy, L.P. (Nasdaq:NRGY), with headquarters in Kansas City, Mo., is a master limited partnership with operations that include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Inergy serves its retail propane customers from customer service centers in the eastern half of the United States. The Company also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This press release includes statements regarding the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Inergy, L.P.’s annual report on Form 10-K and other reports filed by Inergy, L.P. from time to time with the SEC. Inergy, L.P. undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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